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                        CAYER PRESCOTT CLUNE & CHATELLIER




November 8, 2001





Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549


Dear Sir/Madam:

         On September 18, 2001, we were dismissed from our role of performing auditing services for Investors Capital Holdings, Ltd. For the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal, there have been no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

         Specifically, we agree with the statements contained in the Company's Form 8-K amendment.

Sincerely,

CAYER PRESCOTT CLUNE & CHATELLIER, LLP

/s/ James J. Prescott, CPA
James J. Prescott, CPA
Partner



JJP:cd

C:       Mr. Theodore E. Charles, President
         Mr. Timothy B. Murphy, Chief Financial Officer